Exhibit 10.13

Business Street Project of the Hakka Immigrant Culture Plaza

Cooperation Agreement

Client: People’s Government of Shuntian Town, Dongyuan County, Heyuan City (hereinafter referred to as “Party A”)

Entrusted party: Shenzhen Jiana Technology Co., Ltd. (hereinafter referred to as “Party B”)

For the purpose of creating the overall image of the rural complex in the Dengta Basin and better promoting the building of a new socialist countryside in Shuntian Town, it is decided to expropriate land opposite the government office of Shuntian Town for the “Immigrant Culture Commercial Plaza” project. Party A shall be the leader of the project and Party B is hereby entrusted to be responsible for the operation of the project. Through friendly consultation, both parties hereby agree to enter into the following terms in accordance with the relevant laws and regulations of the People’s Republic of China:

Article I Introduction to the business street project of the hakka immigrant culture plaza

The “Hakka Immigrant Culture Commercial Plaza”, as a core image project in the rural complex project of Shuntian Town, is expected to cover an area of 130 mu (subject to the actual design land requisition red line): 30 mu for the Hakka Immigrant Culture Plaza; 20 mu for the Hakka Culture Hotel, with a building area of 18,000m2 and a volume ratio of 1.5; about 80 mu of the remaining areas for the Hakka Immigrant Cultural Business Street, with a construction area of about 60,000m2 and a volume ratio of 1.13.

Article II Entrusted cooperation mode

1. Party A shall be responsible for the land requisition and the payment of land requisition expenses for the projects of “Hakka Immigrant Culture Plaza, Hakka Immigrant Cultural Business Street and Hakka Culture Hotel” covering a total area of 130 mu (subject to the actual designed land requisition red line). For 80 mu (subject to actual land requisition) of the Hakka Immigrant Cultural Business Street, the land requisition fee is 80,000 yuan/mu, and Party A shall implement the contract responsibility system and be responsible for its own profits and losses (including but not limited to land requisition fee, compensation fee, comprehensive service fee and compensation fee for demolition and relocation within the red line).

2. Party B accepts the entrustment of Party A to provide the operating funds for the above-mentioned 80 mu (subject to actual land requisition) of Hakka Immigrant Cultural Business Street Project, and shall be solely responsible for the project mapping, engineering, planning, design, exploration, and building and sales of the entrusted organization. Within 5 days after the signature of the agreement, Party B shall pay 3 million yuan in advance for land requisition to the account designated by Party A, and Party B shall pay Party A the remaining amount of land requisition in a lump sum within 3 days after Party A completes the land requisition formalities.

3. Party A shall be responsible for providing the construction land indexes of the Hakka Immigrant Cultural Business Street and Hakka Culture Hotel, and and organizing forest land approval, land requisition, land approval, environmental protection approval, construction approval and certificate application for the Street and Hotel projects.

4. Party A shall be responsible for coordinating the higher authorities to handle the procedures of land approval, project setup and construction while the project is under construction, ensuring the legality and compliance of Party B’s organization of foreign land sales and construction, and handling the formalities of legal land use and house property certificates for purchasers.

5. Party B shall comply with the policies of new rural construction of “Rural Complex in Dengta Basin” and the Hakka Immigration Plaza, and is entrusted by Party A to sell the residential land to customers at market price after the land consolidation. The purchaser shall also entrust Party B to organize the design and construction according to the unified standard of market price, so as to create the image project in the Shuntian new rural construction.

6. Party A shall organize the construction office of the People’s Government of Shuntian Town to sign a contract with the purchaser for the residential land sold in the market, and Party B, as the trustee and receiver, shall sign and seal the assignment agreement.

7. The Hakka Culture Hotel is a key investment project of Shuntian. Party A coordinates various agricultural and immigration subsidized funds of governments at all levels for the construction of the immigration plaza project and agrees to transfer them to Party B at the preferential price of 10,000 yuan/mu of state-owned land for development and operation. Party A shall not participate in the profit share of the Hakka Culture Hotel project.

Article IV Profit share

1. In terms of the Hakka Immigrant Business Street, Party B shall bear all the operating expenses in addition to providing Party A with 80,000 yuan/mu of land requisition expenses, and pay Party A the project’s profit share and comprehensive service fees in a fixed amount based on the actual approved saleable floor area, with the payment standard of 350 yuan/m2. From the commencement date of sales, the profit share shall be calculated once according to the actual sales area per month, and the settlement period of the profit share of the saleable area of the actual approved construction and the payment of the comprehensive service fee shall not exceed 18 months at the latest.

2. Party A shall issue an official receipt for the payment received by Party B. The project price difference collected by Party B shall be subject to tax by itself.

Article V Responsibilities, rights and obligations of Party A

1. Complete the land requisition and clear statement within one month after receiving the advance land requisition fund paid by Party B;

2. Be responsible for land requisition and approval, project setup, environmental assessment, forest land approval, land use procedures, urban and rural planning, construction application and house property certificate processing;

3. Provide Party B with 20 mu of construction land for the Hakka Culture Hotel at a price of 10,000 yuan per mu, and give Party B preferential policies on development, construction and operation of all the projects;

4. Organize the subscription of all town cadres and staff, who will enjoy the favorable policies that are lower 15% than others in sales prices;

5. Make every effort to coordinate the relationship among relevant departments, village committees and villagers in the city, county and town to ensure the smooth construction of the project;

6. Be responsible for handling any disputes arising from the project land use and the property certificate;

7. Have the income right of the Hakka Immigrant Business Street Project according to the saleable gross floor area of 350 yuan/m2.

Article VI Responsibilities, rights and obligations of Party B

1. Be responsible for the Architectural Concept Plan Design of the project, and organize deepening of the design and design of architectural construction drawings upon the approval of the competent construction department of Dongyuan County and with the consent of Party A;

2. Be responsible for the “three supplies and one leveling” after land requisition, complete the construction of Hakka Immigrant Business Street within 18 months and the building of Hakka Culture Hotel within 3 years, and put them into use;

3. Fund and construct the Hakka Culture Hotel according to the standard of four-star holiday hotel, which is independently operated and owned by Party B;

4. Incorporate the Heyuan Branch in time according to the agreement, pay the first-phase advance land requisition fund, and bear the expenses of mapping, design, earthwork, exploration, construction, sales and operation;

5. Accept the entrustment to complete the construction and sales work within the specified time limit;

6. Offer Party A’s town cadres and staff a preferential policy of 15% lower than the foreign sales price, so as to arouse the enthusiasm of all parties;

7. Carry out project planning, design, construction and operation management according to the requirements of Party A and relevant county departments;

8. Pay the agreed profit share and comprehensive service fee of the project to Party A in a timely manner;

9. Have the right to profit from the operation of the projects of Hakka Immigrant Business Street and Hakka Culture Hotel.

Article VII Entry into force of the Agreement

1. The Agreement shall come into force upon being signed and sealed by the representatives of Party A and Party B;

2. The validity period of the agreement is 3 years until the operation of the project service is completed. The validity period of the project construction delay caused by reasons other than Party B shall be extended.

Article VIII Liability for breach of contract

1. After this Agreement comes into effect, each party shall perform its obligations and agreements in a comprehensive, appropriate and timely manner in accordance with the provisions of this Agreement and all annexes hereto. Any breach of this Agreement by one party shall constitute a breach of this Agreement;

2. One party breaching the contract shall compensate the other party for all the losses caused by the breach, and the agreement shall continue to be implemented;

3. Party B shall complete the construction of the Hakka Culture Hotel within 3 years as required by the Agreement. Failure to complete the project construction within 3 years for Party B’s reasons shall constitute a breach of contract. The undeveloped land ownership and use right of Party B’s 20 mu (subject to the final actual approved red line) of the Hakka Culture Hotel shall be recovered by People’s Government of Shuntian Town;

4. Failure or delay of exercising certain right under this Agreement or legally specified shall not constitute a waiver of such right or any other rights. Separate or partial exercising of certain right under this Agreement or legally specified shall not interfere with the further continuous exercising of such right or any other rights.

Article IX Change, dissolution and termination of the Agreement

1. Any modification or change of this Agreement shall be subject to further consultation among all parties, and the matters modified or changed shall come into force only after relevant written agreements are signed jointly.

2. Agreement released under the following circumstances:

① A consensus is reached among all parties about the dissolution;

② In the case that either party breaches this Agreement, and fails to correct such breach within 30 days from the date when the observant sends out a written notice requesting for a correction, or commits two or more breaches in aggregate, the observant party is entitled to dissolve this Agreement unilaterally;

③ The contract can’t be fulfilled due to force majeure.

Article X Dispute resolution

1. The validity, interpretation and performance of this agreement shall be governed by the laws of the People’s Republic of China;

2. Any dispute arising from this Agreement between the parties hereto shall be settled through friendly consultation. If no settlement can be reached, the dispute may be submitted to the Shenzhen Arbitration Institute for arbitration;

3. During the arbitration under this Article, this Agreement shall remain in full force in all aspects except for the part under arbitration. Apart from the obligations involved in the arbitration, all parties shall continue to fulfill respective obligations and exercise respective rights under this Agreement.

Article XI Miscellaneous

1. As for the uncovered matters, the parties may separately sign supplementary documents, which is an indivisible entity and has the same legal effect with this agreement.

2. This Agreement is written in Chinese in quadruplicate, with each party holding two copies and each copy having the same legal effect.

(No text blow)

Party A: People’s Government of Shuntian Town, Dongyuan County, Heyuan City

Signature of the representative:

Address:

Tel.:

E-mail:

Party B: Shenzhen Jiana Technology Co., Ltd. (sealed)

Signature of the representative:

Address: CDE, F7, Block A, Jinfeng Building, No. 1001 Shangbu South Road, Futian District, Shenzhen City

Tel.: 0755-83581568 4006962000

E-mail: garyc2002@163com

_________, 2017

Signed at Heyuan City, China

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